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                                                                      EXHIBIT 14

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form N-14 dated January 14, 2008 of our report dated February 16, 2007, relating to the financial statements and financial highlights of MainStay VP ICAP Select Equity Portfolio, MainStay VP Income & Growth Portfolio and MainStay VP Value Portfolio, which appear in the December 31, 2006 Annual Report to Shareholders of MainStay VP Series Fund, Inc. We also consent to the references to us under the headings "Financial Highlights", "Independent Registered Public Accounting Firm" and "Representations and Warranties" in such Registration Statement, which is in turn hereby incorporated by reference in this Post Effective Amendment No. 1 to this Registration Statement on Form N-14.


/s/ PricewaterhouseCoopers LLP
New York, New York
June 23, 2008